QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TRAVELCENTERS OF AMERICA LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TravelCenters of America LLC
24601 Center Ridge Road
Westlake, Ohio 44145

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 13, 2008

To the Shareholders of TravelCenters of America LLC:

        Notice is hereby given that the annual meeting of shareholders of TravelCenters of America LLC, a Delaware limited liability company, will be held at 9:30 a.m. on June 13, 2008, at the Sheraton Newton Hotel, 320 Washington Street, Newton, Massachusetts for the following purposes:

  1.
  To elect one Independent Director to hold office for the term indicated and until his successor is duly elected or until his earlier death, resignation or removal ("proposal 1");

  2.
  To elect one Managing Director to hold office for the term indicated and until his successor is duly elected or until his earlier death, resignation or removal ("proposal 2"); and

  3.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR DIRECTORS IN PROPOSALS 1 AND 2.

        We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect at (212) 750-5833. Shareholders may call Innisfree, toll free at (877) 800-5182.

        Shareholders of record at the close of business on January 14, 2008 are entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

        This year, new Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a shareholder identification number which is being mailed to you in a Notice Regarding the Availability of Proxy Materials.

                      By order of the Board of Directors,

                      Jennifer B. Clark, Secretary

Westlake, Ohio
April 23, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE AND RETURN A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS THAT YOU RECEIVED IN THE MAIL. YOU MAY ALSO REQUEST A PAPER PROXY AT ANY TIME PRIOR TO MAY 31, 2008 TO SUBMIT YOUR VOTE BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THAT VOTE WILL REVOKE ANY PROXY YOU PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU MUST PROVIDE A LEGAL PROXY FROM THAT INSTITUTION IN ORDER TO VOTE YOUR SHARES AT THE MEETING. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

TravelCenters of America LLC
24601 Center Ridge Road, Westlake, Ohio 44145

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
 To be held at 9:30 a.m. on June 13, 2008
at
Sheraton Newton Hotel
320 Washington Street
Newton, Massachusetts

INTRODUCTION

        A notice of the annual meeting of shareholders of TravelCenters of America LLC, a Delaware limited liability company, or the company, is on the preceding page and a form of proxy solicited by our board of directors, or our board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2007 are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about April 23, 2008.

        The annual meeting record date is January 14, 2008. Only shareholders of record as of the close of business on January 14, 2008, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 14,489,265 common shares, no par value, outstanding on the record date and entitled to vote at the meeting. Our common shares are listed on the American Stock Exchange, or AMEX. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required to take action at the meeting, except that shareholders entitled to vote at the meeting may adjourn the meeting if less than a quorum is present at the meeting. The presence, in person or by proxy, of a majority of our outstanding shares entitled to vote at the meeting will constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and broker non-votes, if any, will be treated as shares present for purposes of determining whether a quorum is present. Failure of a quorum to be present at the meeting will necessitate adjournment of the meeting and will subject us to additional expense.

        The affirmative vote of a majority of our outstanding common shares entitled to vote at the meeting is necessary to elect the director nominees in proposals 1 and 2.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominees for directors in proposals 1 and 2.

        Shareholders of record may vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or if they requested paper or email copies of proxy materials at any time prior to May 31, 2008, by completing and returning the proxy card, or by attending the meeting and voting in person. Votes provided over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on June 12, 2008.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution (commonly referred to as in "street name"), you will receive instructions from the street name holder that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority under applicable rules to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items. In the case of non-routine or contested items, the institution holding street name shares cannot vote your shares if it has not received voting instructions from you. Shares held in street name for which the street name holder indicates that instructions have not been received from the beneficial owners or other persons entitled to vote those shares and with respect to which the street name holder does not have discretionary voting authority are considered to be "broker non-votes". Under applicable rules, proposals 1 and 2 are considered routine, uncontested items for which street name shareholders may vote shares without specific instructions from their customers; as such, there will be no broker non-votes on proposals 1 or 2 at the meeting. If your street name holder completes and returns a proxy on your behalf, but does not indicate how the common shares should be voted, the common shares represented on the proxy will be voted "FOR" the nominees for directors in proposals 1 and 2.

        Abstentions and shares not voted will have the same effect as votes "AGAINST" the nominees for directors in proposals 1 and 2.

        The record date for the meeting will apply to any adjournment or postponement of the meeting unless the board fixes a new record date for the adjourned or postponed meeting. If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 800-5182

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date, by voting over the internet or by telephone at a later time in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one at any time prior to May 31, 2008. Votes provided over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on June 12, 2008. If your shares are held in the name of a brokerage firm, bank, nominee or other institution and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions. In addition, if you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting.

        Our principal executive offices are located at 24601 Center Ridge Road, Westlake, Ohio 44145.

        Our website address is included in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may now furnish proxy materials via the internet. Accordingly, all of our shareholders will receive a Notice of Internet Availability, which will be mailed on or about April 23, 2008.

        On the date of mailing of the Notice of Internet Availability, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote by internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSALS 1 AND 2
ELECTION OF DIRECTORS

        The number of our directors is currently fixed at five, and our board is currently divided into three groups, with two directors in Group I, two directors in Group II and one director in Group III. Directors in each group serve for three years and until their successors are duly elected, or until their earlier death, resignation or removal.

        Our current directors are Barry M. Portnoy and Arthur G. Koumantzelis in Group I with a term of office expiring at the meeting to which this proxy statement relates, Thomas M. O'Brien and Barbara D. Gilmore in Group II with a term of office expiring at our 2009 annual meeting of shareholders, and Patrick F. Donelan in Group III with a term of office expiring at our 2010 annual meeting of shareholders. The term of the Group I directors elected at the meeting or holding over thereafter will expire at our 2011 annual meeting of shareholders.

        Our directors are categorized as Independent Directors and Managing Directors. Our Independent Directors are directors who are not involved in our day to day operations and who qualify as independent under applicable rules of the AMEX and the SEC. Our Managing Directors are involved in our operations. Our board is currently composed of three Independent Directors and two Managing Directors. Messrs. Koumantzelis and Donelan and Ms. Gilmore are our Independent Directors, and Messrs. Portnoy and O'Brien are our Managing Directors. Biographical information relating to our directors and other information relating to our board appears elsewhere in this proxy statement.

PROPOSAL 1: ELECTION OF ONE INDEPENDENT DIRECTOR

        Pursuant to a recommendation of our Nominating and Governance Committee, our board has nominated Mr. Koumantzelis for election as a Group I Independent Director. The term of the Group I Independent Director elected at the meeting or holding over thereafter will expire at our 2011 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Koumantzelis, except to the extent that proxy cards indicate that the votes should be withheld for Mr. Koumantzelis.

        Mr. Koumantzelis has agreed to serve as an Independent Director if elected. However, if Mr. Koumantzelis becomes unable or unwilling to accept election to our board, the proxies will be voted for a substitute nominee designated by our present board. Our board has no reason to believe that Mr. Koumantzelis will be unable to serve.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF MR. KOUMANTZELIS AS AN INDEPENDENT DIRECTOR IN GROUP I.

PROPOSAL 2: ELECTION OF ONE MANAGING DIRECTOR

        Pursuant to a recommendation of our Nominating and Governance Committee, our board has nominated Mr. Portnoy for election as a Group I Managing Director. The term of the Group I Managing Director elected at the meeting or holding over thereafter will expire at our 2011 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Portnoy, except to the extent that properly completed proxy cards indicate that the votes should be withheld for Mr. Portnoy.

        Mr. Portnoy has agreed to serve as a Managing Director if elected. However, if Mr. Portnoy becomes unable or unwilling to accept election to our board, the proxies will be voted for a substitute nominee designated by our present board. Our board has no reason to believe that Mr. Portnoy will be unable to serve.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF MR. PORTNOY AS A MANAGING DIRECTOR IN GROUP I.

SOLICITATION OF PROXIES

        We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree M&A Incorporated, or Innisfree, to assist in the solicitation of proxies for a fee not to exceed $20,000 plus reimbursement for out of pocket expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

DIRECTORS AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of April 7, 2008, of our nominees, directors and executive officers. Unless otherwise specified, the business address of our nominees, directors and executive officers is c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

Independent Director Nominee for a Term Expiring in 2011

ARTHUR G. KOUMANTZELIS, Age: 77

Mr. Koumantzelis has served as one of our Independent Directors since January 2007. Mr. Koumantzelis serves as President and Chief Executive Officer of AGK Associates LLC, a private consulting services company. Mr. Koumantzelis was the President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, from 1998 until his retirement from that position in 2007. Mr. Koumantzelis also has been a director of Five Star Quality Care, Inc., or Five Star, since 2001. Mr. Koumantzelis was a trustee of Hospitality Properties Trust, or Hospitality Trust, from 1995 until his resignation in January 2007 prior to our spin off from Hospitality Trust. Mr. Koumantzelis has been a trustee of RMR Real Estate Fund, RMR Hospitality and Real Estate Fund, RMR F.I.R.E. Fund, RMR Preferred Dividend Fund, RMR Asia Pacific Real Estate Fund, RMR Asia Real Estate Fund, RMR Dividend Capture Fund and RMR Funds Series Trust, or collectively, the RMR Funds, since shortly after each of their respective foundings beginning in 2002. Mr. Koumantzelis was a trustee of Senior Housing Properties Trust, or Senior Housing, from 1999 until his resignation in 2003. Mr. Koumantzelis was formerly the chief financial officer of Cumberland Farms, Inc., a company engaged in the convenience store business and the sale of petroleum products principally under the name "Gulf Oil" and related trademarks. Mr. Koumantzelis is a Group I Independent Director, and, if elected at the meeting or holding over thereafter, his term will expire at our 2011 annual meeting of shareholders.

Managing Director Nominee for a Term Expiring in 2011

BARRY M. PORTNOY, Age: 62

Mr. Portnoy has served as one of our Managing Directors since October 2006. Mr. Portnoy has been a trustee of Hospitality Trust, HRPT Properties Trust, or HRPT Properties, and Senior Housing since 1995, 1986 and 1999, respectively, and a director of Five Star since 2001. Mr. Portnoy is the Chairman and majority owner of Reit Management & Research LLC, or Reit Management, and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been the Chairman of Reit Management since 1986, and a director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been a trustee of each of the RMR Funds and a portfolio manager of each of the RMR Funds, except for RMR Asia Pacific Real Estate Fund and RMR Asia Real Estate Fund, since their respective foundings beginning in 2002. Mr. Portnoy is a Group I Managing Director, and, if elected at the meeting or holding over thereafter, his term will expire at our 2011 annual meeting of shareholders.

Managing Director Continuing in Office

THOMAS M. O'BRIEN, Age: 41

Mr. O'Brien has served as one of our Managing Directors since October 2006 and as our President and Chief Executive Officer since February 2007. Mr. O'Brien has been a Senior Vice President of Reit Management since 2006 and was a Vice President of Reit Management prior to that time since 1996. Since April 2007, Mr. O'Brien has served as a director of the National Association of Truck Stop Operators, a not for profit trade association engaged in activities intended to support the travel center industry. Since July 2007, Mr. O'Brien has served as a director of VirnetX Holding Corporation, a publicly traded company engaged in developing communications technologies. Mr. O'Brien was the President and a Director of RMR Advisors from 2002 until May 2007 and President of each of the RMR Funds, except for RMR Asia Real Estate Fund, RMR Dividend Capture Fund and RMR Funds Series Trust, since their respective foundings beginning in 2002 until May 2007. From 2002 through 2003, Mr. O'Brien served as Executive Vice President of Hospitality Trust, where he had previously served as Treasurer and Chief Financial Officer since 1996. Mr. O'Brien is a Group II Managing Director whose term will expire at our 2009 annual meeting of shareholders.

Independent Directors Continuing in Office

BARBARA D. GILMORE, Age: 57

Ms. Gilmore has served as one of our Independent Directors since January 2007. Ms. Gilmore has served as a clerk to Judge Joel B. Rosenthal of the United States Bankruptcy Court, Western Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000. Ms. Gilmore has been a director of Five Star since 2004. Ms. Gilmore is a Group II Independent Director whose term will expire at our 2009 annual meeting of shareholders.

PATRICK F. DONELAN, Age: 66

Mr. Donelan has served as one of our Independent Directors since January 2007. Mr. Donelan has been principally employed as a private investor since December 2003. Mr. Donelan has been a trustee of HRPT Properties since 1998. Mr. Donelan was the Non-Executive Chairman and member of the advisory board from December 2002 until December 2003, and was Chairman and Chief Executive

Officer from July 2001 through December 2002, of eSecLending (Europe) Ltd, a London based privately owned company in the business of managing securities lending programs for institutional owners of publicly owned securities. Prior to its acquisition by Dresdner Bank in 1995, Mr. Donelan was Chairman of Kleinwort Benson (North America) Inc., the U.S. based subsidiary of Kleinwort Benson Limited, a United Kingdom based bank. At the time of his retirement in 2001, he was a Managing Director at Dresdner Kleinwort Wasserstein, a U.K. subsidiary of Dresdner Bank of Germany. Mr. Donelan is a Group III Independent Director whose term will expire at our 2010 annual meeting of shareholders.

Executive Officers

THOMAS M. O'BRIEN

Mr. O'Brien has served as our President and Chief Executive Officer since February 2007, in addition to being one of our Managing Directors and having other experience as described above.

ANDREW J. REBHOLZ, Age: 43

Mr. Rebholz has served as our Chief Financial Officer, Treasurer and Executive Vice President since November 2007. Mr. Rebholz has been Senior Vice President of Reit Management since November 2007. Previously, Mr. Rebholz served as our Senior Vice President and Controller since January 2007. Prior to that time, he served as Vice President and Controller of TravelCenters of America, Inc., our predecessor, since 2002, and as Corporate Controller prior to that since 1997.

JOHN R. HOADLEY, Age: 36

Mr. Hoadley has served as our Executive Vice President since January 2007. From January 2007 to November 2007, Mr. Hoadley also served as our Chief Financial Officer and Treasurer. Mr. Hoadley has been a Senior Vice President of Reit Management since 2006 and was a Vice President prior to that time since 2001. Mr. Hoadley was Treasurer and Chief Financial Officer of Senior Housing from 2001 to 2007. From 1999 to 2001, Mr. Hoadley served as the Controller of Hospitality Trust.

LARRY W. DOCKRAY, Age: 57

Mr. Dockray has served as our Executive Vice President of Operations since January 2007. Mr. Dockray served our predecessor in this capacity since 2006 and previously as a Regional Vice President since 1993. Prior to joining our predecessor, Mr. Dockray spent nine years as a district manager first with The Standard Oil Company of Ohio, or Sohio, and then with The British Petroleum Company plc, or BP, after it acquired Sohio.

MICHAEL J. LOMBARDI, Age: 56

Mr. Lombardi has served as our Executive Vice President of Sales since January 2007. Mr. Lombardi served our predecessor in this capacity since January 2007 and previously as Senior Vice President of Sales since June 2006. Prior to joining our predecessor, Mr. Lombardi was employed for seven years in senior positions in the global marketing and customer service divisions of Ford Motor Company and 13 years in the retail marketing division of BP.

JOSEPH A. SZIMA, Age: 56

Mr. Szima has served as our Executive Vice President of Marketing since January 2007. Mr. Szima served our predecessor in this capacity since January 2007, as Senior Vice President since 2004 and as a Regional Vice President since 1996. Prior to joining our predecessor, Mr. Szima was employed for ten years by BP in various management positions. Mr. Szima is expected to retire in 2008.

MARK R. YOUNG, Age: 45

Mr. Young has served as our Executive Vice President and General Counsel since August 2007. Previously, Mr. Young served as Vice President of Leasing and Associate General Counsel of Reit Management from November 2006 to July 2007. Prior to that time, he served as Assistant Vice President and Associate General Counsel of Reit Management since November 2001.

ARA A. BAGDASARIAN, Age: 51

Mr. Bagdasarian has served as our Senior Vice President of Shop since January 2007. Mr. Bagdasarian served our predecessor in this and other capacities since 2000.

        Each of our executive officers is elected by, and serves at the discretion of, our board. Each of our executive officers generally devotes his full time to our affairs, although Messrs. O'Brien, Rebholz and Hoadley may from time to time devote some of their business time to Reit Management.

        Reit Management, RMR Advisors, Hospitality Trust, Senior Housing, HRPT Properties, Five Star and each of the RMR Funds may be deemed to be affiliates of us.

BOARD OF DIRECTORS

        Our business is conducted under the general direction of our board as provided by our limited liability company agreement and the laws of the State of Delaware, the state in which we were organized on October 10, 2006.

        Three of our directors, Messrs. Koumantzelis and Donelan and Ms. Gilmore, are our Independent Directors within the meaning of our limited liability company agreement—that is, directors who qualify as independent directors under the applicable rules of AMEX and the SEC. Two of our directors, Messrs. Portnoy and O'Brien, are our Managing Directors and are involved in our operations.

        Our limited liability company agreement requires that a majority of our board of directors be Independent Directors. In determining the status of those directors who qualify as Independent Directors, each year our board affirmatively determines whether the directors have a direct or indirect material relationship with us, including our subsidiaries. When assessing a director's relationship with us, our board considers all relevant facts and circumstances, not merely from the director's standpoint but also from that of the persons or organizations with which the director has an affiliation. Our board has determined that Messrs. Koumantzelis and Donelan and Ms. Gilmore currently qualify as Independent Directors under our limited liability company agreement, including applicable AMEX rules. In making that determination, our board considered the directors' service in other enterprises and on the boards of other publicly traded companies managed by Reit Management and its affiliates. Our board has concluded that none of these directors possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as a director or that could otherwise be a direct or indirect material relationship under AMEX standards.

        During 2007, our board held 12 meetings, our Audit Committee held nine meetings, our Compensation Committee held four meetings, and our Nominating and Governance Committee held one meeting. During 2007, each director attended 75% or more of the total number of meetings of our board and any committee of which he or she was a member during the time in which he or she served on our board or such committee. In accordance with our limited liability company agreement, the meeting will be our first annual meeting of shareholders since we became a public company; accordingly, we cannot state whether our directors attended prior annual meetings of shareholders.

        Pursuant to our Governance Guidelines, our Independent Directors meet at least once each year without management. The presiding director at these meetings is the Chair of our Audit Committee, unless the Independent Directors in attendance select another Independent Director to preside.

        On February 1, 2008, a purported holder of our shares, Alan R. Kahn, filed a purported derivative action in the Delaware Court of Chancery on behalf of us against members of our board of directors, Reit Management and Hospitality Trust. The action alleges that our directors breached their fiduciary duties in connection with our May 30, 2007 acquisition of Petro Stopping Centers, L.P., which we refer to as the Petro Acquisition, and seeks an award of unspecified damages and/or reformation of the lease we entered with Hospitality Trust in connection with the Petro Acquisition. This action also appears to allege that Reit Management and Hospitality Trust aided and abetted our directors. Under our limited liability company agreement and agreements with Reit Management and Hospitality Trust, we may be liable to indemnify our directors, Hospitality Trust and Reit Management for liabilities, costs and expenses incurred by them in connection with this litigation. We believe this action is without merit, and have moved to dismiss it.

BOARD COMMITTEES

        We have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has a written charter. Each of the above committees is comprised of Mr. Koumantzelis, Ms. Gilmore and Mr. Donelan, who are independent under applicable AMEX listing standards and each committee's respective charter, and, in the case of our Audit Committee, the applicable independence requirements of the SEC.

        The primary function of our Audit Committee is to select our independent registered public accounting firm and to assist our board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function. Our board has determined that Mr. Koumantzelis is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the AMEX. Our board's determination that Mr. Koumantzelis is an Audit Committee financial expert was based on his experience as: (i) a member of the audit committees of other publicly owned companies; (ii) the chief financial officer of a company which was required to file reports with the SEC; and (iii) a certified public accountant who was responsible for auditing companies which filed SEC reports.

        Our Compensation Committee's primary responsibilities include: (1) determining the compensation paid by us to our President and Chief Executive Officer; (2) determining the compensation paid by us to our Director of Internal Audit; (3) recommending to our board the compensation paid by us to individuals who serve as our other executive officers; (4) recommending to our board the compensation paid to other officers and key employees of ours; (5) reviewing, evaluating and approving our management and shared services agreement with Reit Management and payments made under that agreement; and (6) the approval of grants under our equity compensation plan.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our board and recommending to our board the director nominees for each annual meeting of shareholders or when board vacancies occur; (2) development, and recommendation to our board, of governance guidelines; and (3) evaluation of the performance of our board.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.tatravelcenters.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge by writing to our Secretary, TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, OH 44145 or at our website, www.tatravelcenters.com.

COMMUNICATIONS WITH DIRECTORS

        Any shareholder or other interested person who desires to communicate with our Independent Directors or any directors, individually or as a group, may do so by visiting our website (www.tatravelcenters.com), by calling our toll free confidential message system at (800) 758-9705, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, 400 Centre Street, Newton, MA 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our board has established Governance Guidelines which, among other matters, set forth the qualifications for service on our board. These guidelines may be changed from time to time by our board upon the recommendation of our Nominating and Governance Committee. Our board makes nominations of persons to be elected by shareholders as directors. Our board also elects directors to fill vacancies which may occur from time to time. In both these circumstances, our board will act upon recommendations made by our Nominating and Governance Committee.

        Nominees for directors are selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to board duties and likelihood that they will be able to serve on our board for a sustained period. In connection with the selection of nominees for directors, due consideration is given to our board's overall balance of diversity of perspectives, backgrounds and experiences. Also, depending on whether the position to be filled is that of an Independent Director or a Managing Director, the qualifications of the candidate to meet the criteria for each such category of director is considered. In seeking candidates for directors who have not previously served as our directors, our Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other directors, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm.

        In 2007, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our board. We did not receive any shareholder recommendations or nominations for our board for the 2008 annual meeting of shareholders, except nominations made by our board which includes board members who are shareholders of record and two purported nominations made by a shareholder which were determined by the Delaware Court of Chancery to be not properly made.

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as directors who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee a shareholder recommendation for a nominee must be made (i) by a shareholder who is entitled under our limited liability company agreement and applicable state and federal laws to nominate the nominee at the meeting, and (ii) by written notice to the Chair of our Nominating and Governance Committee and our Secretary given within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our limited liability company agreement, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our limited liability company agreement, including those described below, and applicable state and federal laws. Our Nominating and Governance Committee may request additional information about the shareholder nominee or about a recommending shareholder. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. To be considered by our Nominating and Governance Committee, a shareholder nomination must be made in accordance with the provisions of our limited liability company agreement, including the procedures discussed below.

        Shareholder nominations and other proposals at annual meetings.    Our limited liability company agreement requires compliance with certain procedures for a shareholder to properly propose a nomination for election to our board or other business If a shareholder who is entitled to do so under our limited liability company agreement wishes to propose a person for election to our board or other business, that shareholder must provide a written notice to our Secretary. The shareholder giving notice must be a shareholder of record at the time of giving notice, be a shareholder of record entitled to vote at the meeting, be a shareholder of record at the time of the meeting and be present at the meeting to answer questions about the nomination or business, and must have complied in all respects with the advance notice provisions for shareholder nominations and other business set forth in our limited liability company agreement as in effect from time to time and in any bylaws which may be adopted by our board.

        The notice must set forth specified information about the nominee, the shareholder making the nomination and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. In addition, at the same time as or prior to the submission of a shareholder proposal for consideration at a meeting of our shareholders that, if approved and implemented by us, would cause us to be in breach of any covenant in any existing or proposed debt instrument of ours or agreement of ours with any lender or if approved cannot be implemented by us without obtaining the consent or approval of a regulatory body, the shareholder must submit to our Secretary (i) evidence satisfactory to our board of the lender's willingness to waive the breach of covenant or that the required regulatory notices, consents or approvals have been given or obtained, as applicable, or (ii) a plan for repayment of the applicable indebtedness and related amounts or a plan to make the requisite notices or obtain the requisite consents or approvals, as applicable, and in each case to our board's satisfaction.

        Under our limited liability company agreement, in order for a shareholder's notice of nominations for director or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our Secretary at our principal executive offices not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. If the date of mailing of the notice for an annual meeting is more than 30 days before or after the first anniversary of the date of mailing of notice for the preceding year's annual meeting, other time requirements may be applicable to shareholder notices, as specified in our limited liability company agreement as in effect from time to time. In addition, no shareholder may give notice to nominate or propose other business unless the shareholder holds a certificate for all our shares owned by the shareholder, and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our board or other business at a meeting of our shareholders provide, within three business days of such request, written verification of the information submitted by the shareholder.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our board or other business for consideration at an annual meeting is only a summary and is not complete. Copies of our limited liability company agreement (as well as copies of our bylaws, if any are adopted), including the provisions which concern the requirements for shareholder nominations and proposals, may be obtained by writing to our Secretary at 24601 Center Ridge Road, Westlake, Ohio 44145. Any shareholder considering making a nomination or other proposals should carefully review and comply with those provisions.

        2009 Annual Meeting Deadlines.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or Exchange Act, at our 2009 annual meeting of shareholders must be received at our principal executive offices on or before December 24, 2008 in order to be considered for inclusion in our proxy statement for our 2009 annual meeting of shareholders. Our limited liability company agreement currently requires that shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our limited liability company agreement, not later than January 23, 2009 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than December 24, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

        On January 31, 2007, Hospitality Trust acquired our predecessor, TravelCenters of America, Inc., restructured this acquired business and distributed all of our then outstanding common shares to the shareholders of Hospitality Trust. In this proxy statement, these transactions are sometimes referred to as the HPT Transaction.

        We did not pay any compensation to our executive officers prior to the HPT Transaction, but our predecessor did pay its executive officers in 2006 and in January 2007.

        Since January 2007, there has been a transition in our management team from executive officers of our predecessor to our current executive officers. Our five highest paid executive officers during 2007 who continue to be employed by us consist of Thomas M. O'Brien, President and Chief Executive Officer, Andrew J. Rebholz, Chief Financial Officer, Treasurer and Executive Vice President, Larry W. Dockray, Executive Vice President of Operations, Joseph A. Szima, Executive Vice President of Marketing and John R. Hoadley, Executive Vice President. Messrs. Rebholz, Dockray and Szima were executive officers of our predecessor. Mr. Rebholz served as Senior Vice President and Controller of our predecessor and of us until November 2007 when he became our Chief Financial Officer, Treasurer and Executive Vice President. Messrs. Dockray and Szima each served our predecessor in the same capacity that they now serve us. Several former executive officers of our predecessor and of us, who were among our five highest paid executives in 2006 or 2007, are no longer employed by us. Timothy L. Doane was President and Chief Executive Officer of our predecessor and of us until February 27, 2007. James W. George was Executive Vice President and Chief Financial Officer of our predecessor and of us until February 27, 2007. Mr. George was succeeded as our Executive Vice President and Chief Financial Officer by Mr. Hoadley, who in turn served in that position until November 26, 2007. Peter P. Greene was Executive Vice President of Real Estate Acquisitions and Development of our predecessor and of us until January 25, 2008. Michael H. Hinderliter served our predecessor and us as Senior Vice President of Sales until March 31, 2007. Additional biographical information about our executive officers appears elsewhere in this proxy statement.

        The compensation of our executive officers who were employees of our predecessor was set largely by reference to the historical level of compensation paid to them by our predecessor, and, in the case of certain executives who had employment contracts in place at the time of the HPT Transaction, by reference to their employment contracts. The compensation of Messrs. O'Brien and Hoadley was set largely by reference to the historical levels of compensation paid to them by Reit Management. Also, because at least 80% of Messrs. O'Brien's, Rebholz's and Hoadley's business time is devoted to services to us and they are also officers and employees of Reit Management, for the time period when each of Messrs. O'Brien, Rebholz and Hoadley were employees of ours and of Reit Management, 80% of Messrs. O'Brien's, Rebholz's and Hoadley's total cash compensation (that is, the combined cash compensation paid by us and Reit Management) was paid by us and the remainder was paid by Reit Management.

        In September 2007, the Chair of our Compensation Committee met with our Managing Director who is not also an executive officer of us and the chairs of the compensation committees of the other public companies for which Reit Management provides services. The purpose of this meeting was to discuss compensation philosophy and factors which may affect compensation decisions, to provide a comparative understanding of potential share grants by us and the other affected companies and to hear and consider recommendations from Reit Management concerning potential share grants. Subsequent to this meeting, the members of our Compensation Committee held a meeting at which the Chair provided a report of the information discussed at the aforesaid meeting and made recommendations to our Compensation Committee for share grants to our executive officers and others who provide services to us. Our Compensation Committee then discussed these recommendations and other factors and determined the amount of the share awards. Our Compensation Committee reviewed data provided to us by a third party compensation consultant but did not engage compensation consultants to participate in the determination or recommendation of the amount or form of executive compensation. Mr. O'Brien, our President and Chief Executive Officer, and Mr. Hoadley, our former Treasurer and Chief Financial Officer, participated in the Compensation Committee meeting with regard to consideration of compensation to our other officers, but they left that meeting and did not participate in the Compensation Committee's determination and recommendation of their compensation.

        In addition to the consideration of compensation as described in the preceding two paragraphs and by reference to the historical practices and to assumed contracts, our compensation plans are formed by using a combination of data regarding historical pay and available compensation data for public companies that are engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours. We engaged a third party compensation consultant to construct a peer group of public companies in the specialty retail; hotels, restaurants and leisure; food retail; and food and staples retailing industries. Other factors also considered with reference to the compensation of individual officers, include but are not limited to:

        •
        the individual's background, training, education and experience;

        •
        the individual's role with us and the compensation paid to individuals in similar roles in the companies that our Compensation Committee considers to have characteristics similar to ours;

        •
        the market demand for specific expertise possessed by the individual;

        •
        the goals and expectations for the individual's position and his success in achieving these goals; and

        •
        a comparison of the individual's pay to that of other individuals within our company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals.

Compensation components

        The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending on the officer's position and responsibilities with us. Our Compensation Committee generally does not follow a set formula or specific guidelines in determining how to allocate among the compensation components.

        The components of the compensation packages of our executive officers are as follows:

Base salary

        Base salaries are reviewed annually and adjusted, if appropriate, based upon each executive officer's past and expected future contributions to us. We also adjust base salaries, as warranted, for promotions and other changes in the executive officer's role which may occur from time to time.

Annual bonus and equity incentive plan

        Each of our executive officers is eligible to receive an annual performance based cash bonus.

        Mr. O'Brien's annual bonus is determined by our Compensation Committee, composed solely of Independent Directors, who base their decision upon their consideration and evaluation of his performance during the year. Considerations may include, but may not be limited to, our financial performance, our growth and our success in achieving strategic initiatives and objectives.

        Our Compensation Committee awarded Mr. O'Brien a bonus of $1,670,000 in cash, 30,000 common shares that will vest over a five year period and 200,000 common shares that will vest over a ten year period from the grant date. The shares awarded had a value at the grant date of $3,447,700 of which the vested portion was $389,740 as of the grant date. In making this cash bonus and these share awards, our Compensation Committee considered Mr. O'Brien's performance in bringing the HPT Transaction to completion, transitioning operations from our predecessor, consummating the Petro Acquisition in May 2007 and integrating that business operation with ours. The Compensation Committee determined that the share awards would vest over the five and ten year terms, respectively, to ensure a continuing commonality of interest between Mr. O'Brien and our shareholders and to provide Mr. O'Brien with an incentive to remain with us to earn the unvested portions of the awards. The foregoing description of share awards to Mr. O'Brien during 2007 do not include share awards granted to him in his capacity as a director of us.

        Annual cash bonuses for our other executive officers were recommended by our Compensation Committee and approved by our board based upon the consideration and evaluation of each executive's performance. These considerations included, but were not limited to, our financial performance, our growth and our success in achieving strategic initiatives and objectives.

        Our predecessor had historically set annual bonus targets by establishing various objectives for each individual, including objectives related to company financial performance, capital expenditures, vendor, customer and industry relations, safety measures, product improvement and others. Actual bonuses often differed from target bonuses based upon the level of achievement of individual objectives.

        No target cash bonus for 2008 has been established for our executive officers, except for Messrs. Szima and Dockray, whose respective target bonuses are set by the terms of their employment contracts at 75% of their annual base salaries.

        We have adopted the TravelCenters of America LLC 2007 Equity Compensation Plan. We have made and expect to make future equity awards under this plan to our executive officers and others based upon factors that our Compensation Committee deems relevant to align the interests of the persons to whom awards are made with our business objectives. In addition to the awards of common shares made to Mr. O'Brien during 2007, our Compensation Committee awarded common shares to each of our other continuing executive officers who were in our employ at the grant date. These awards ranged in size and value from 2,500 shares, having a grant date value of $37,475, to 7,500 shares, having a grant date value of $112,425. In determining the size of each share award, the Compensation

Committee considered the responsibilities of the executive, the number of months during the year that he held the position and the relation of the size of the award to the size of the share award made to Mr. O'Brien. In each case, the Compensation Committee determined that the share awards would vest over a five year term to ensure a continuing commonality of interest between the recipients and our shareholders and to provide our executives with an incentive to remain with us to earn the unvested portion of the award.

Perquisites and other benefits

        Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include medical, dental and life insurance plans and a defined contribution retirement plan. Our predecessor's practice of extending non-cash benefits such as automobile allowances, club membership reimbursements and the like to certain employees was eliminated during 2007.

All other payments

        The summary compensation table below includes amounts described as "All Other Payments". These payments for 2007 include $61.7 million paid by our predecessor in connection with its sale in the HPT Transaction for bonuses, stock option cancellation payments and debt forgiveness and, as discussed more fully below, our payments of $6.0 million for severance payments made pursuant to assumed employment contracts originally adopted by our predecessor and $1.2 million for a retention plan which was adopted by our predecessor.

Employment contracts

        Our predecessor had employment agreements with three of our former officers, Messrs. Timothy L. Doane, James W. George and Steven C. Lee, and two of our current officers, Messrs. Szima and Dockray. As of the date of the HPT Transaction, we assumed these employment agreements. The assumed employment agreements with Messrs. Doane, George and Lee have been replaced with revised agreements as set forth below.

        In February 2007, Mr. Doane, our former President and Chief Executive Officer, and Mr. George, our former Executive Vice President, Chief Financial Officer and Secretary, resigned as officers. Each of Messrs. Doane and George terminated his existing employment agreement and entered into a new employment agreement with us. Messrs. Doane and George remained in our employ and devoted all of their business time and effort to our affairs through August 31, 2007. Messrs. Doane and George have agreed to make themselves reasonably available to us on an as needed basis through August 31, 2008, and have agreed not to compete with us through August 31, 2010. Mr. Doane was paid his base salary at the time of his resignation, at a rate of $700,000 per year, through August 31, 2007, plus an additional $4.2 million (including payments of $3.8 million on August 31, 2007, and $350,000 on December 31, 2007) and received certain other benefits from us. Mr. George was paid his base salary at the time of his resignation, at a rate of $450,000 per year, through August 31, 2007, plus an additional $2.4 million (including payments of $2.1 million on August 31, 2007, and $225,000 on December 31, 2007) and received certain other benefits from us.

        In April 2007, Mr. Lee, our former Senior Vice President and General Counsel, resigned as our officer. Mr. Lee terminated his existing employment agreement and entered into a new employment agreement with us. Mr. Lee remained in our employ and devoted all of his business time and effort to our affairs through July 31, 2007. Mr. Lee agreed not to compete with us for a period which ends August 31, 2010. Mr. Lee was paid his base salary at the time of his resignation, at a rate of $300,000 per year, through July 31, 2007, plus an additional $1.6 million (including payments of $1.4 million on July 31, 2007, and $150,000 on December 31, 2007) and received certain other benefits from us.

        We believe that payments and other benefits to Messrs. Doane, George and Lee are substantially similar to the compensation they would have received under their previous employment agreements.

        Pursuant to his employment agreement, Mr. Szima is eligible to receive an annual base salary, currently $345,000, and a target cash bonus equal to 75% of his annual base salary. Mr. Szima's agreement provides for an initial two year term with automatic one year extensions at the end of each year through age 65. Notice of non-renewal given to the employee before December 31 of any year will result in expiration of the employment agreement effective December 31 of the year following the year in which notice was given. Based upon the change of control provisions of this agreement, which were implicated by the HPT Transaction, notice of non-renewal cannot result in expiration of the employment agreement sooner than December 31, 2009. In the case of certain types of separations from the company, the employment agreement contains terms which provide for payments to Mr. Szima, including the continued payment of his base salary for the 24 month period following such separation and payments totaling two times his then target bonus. Mr. Szima has agreed to refrain from competing with us during his employment and during any period during which he is receiving payments following his termination.

        Under his employment agreement, Mr. Dockray is eligible to receive a target cash bonus equal to 75% of his annual base salary, currently $301,000. In addition, under his employment agreement, Mr. Dockray is entitled to receive certain relocation payments from us. Mr. Dockray's employment agreement provides for a two year term, beginning on November 1, 2006.

Retention plan

        Some of the persons listed in the summary compensation table found elsewhere in this proxy statement are participants in an employee retention plan of ours which contemplates payments designed to encourage their continued employment by us. As of December 31, 2007, we paid approximately $1.2 million under this plan to these persons. We will also make additional payments of up to an aggregate of approximately $1.8 million to certain of these persons who remain in our employ as of January 31, 2009 (the two year anniversary of the date of our spin off from Hospitality Trust). Additional payment amounts which otherwise would have been payable to a plan participant who ceases to be employed with us through January 31, 2009 will be allocated and paid proportionally to those plan participants who remain employed with us through January 31, 2009, resulting in increased additional payment amounts payable to those plan participants, who may include the persons listed below. Information regarding persons listed in the summary compensation table found elsewhere in this proxy statement who are participating in the retention plan is set forth in the table below.

	Payments as of December 31, 2007 ($)	Additional payments for continued employment through January 31, 2009 ($)
Andrew J. Rebholz	145,000	281,850
Larry W. Dockray	200,000	863,699
Joseph A. Szima	162,500	663,699
Timothy L. Doane(1)	350,000	—
James W. George(1)	225,000	—
Peter P. Greene(2)	112,500	—
Michael H. Hinderliter(3)	—	—

(1)
As described above in "—Employment Contracts" Mr. Doane, our former President and Chief Executive Officer, and Mr. George, our former Executive Vice President, Chief Financial Officer and Secretary, resigned as officers on February 27, 2007. As part of the compensation to Messrs. Doane and George under their revised employment agreements, we agreed to pay them the amounts shown above on December 31, 2007.

(2)
Mr. Greene separated from us effective January 25, 2008 and is not eligible to receive future payments under the retention plan.

(3)
In connection with Mr. Hinderliter's early retirement in March 2007, we agreed that he would retain the right to receive a $244,000 retention payment. We paid this amount in 2008.

        Other than pursuant to the employment agreements and retention plan described above, we have no obligation for severance or retirement benefits for our executive officers.

COMPENSATION TABLES

        The following tables provide (1) summary 2006 and 2007 compensation information relating to our Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers in our company and certain former executive officers of our predecessor and us, whose compensation is required to be reported herein under the rules of the SEC, (2) information with respect to incentive share awards made to, or held by, these persons during 2007 and (3) compensation information relating to our directors for 2007. Because we paid no compensation to any officer or director prior to January 31, 2007, the 2006 compensation information in the table below consists of compensation paid by our predecessor to the concerned individuals.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)	Total ($)
Thomas M. O'Brien President and Chief Executive Officer(5)	2007		$200,000	$1,670,000	$439,720		—		—	$4,035	$2,313,755
Andrew J. Rebholz Executive Vice President, Treasurer and Chief Financial Officer	2007		$182,252	$125,000	$14,990		—		—	$2,219,806	$2,542,048
Larry W. Dockray Executive Vice President of Operations	2007		$288,000	$175,000	$22,485		—		—	$4,404,168	$4,889,653
Joseph A. Szima Executive Vice President of Marketing	2007 2006	$ $	332,177 306,800	$150,000 —	$14,990 —		— $614,018	$	— 243,750	$6,153,848 $20,775	$6,651,015 $1,185,343
John R. Hoadley Executive Vice President and Former Chief Financial Officer(6)	2007		$200,000	$180,000	$22,485		—		—	$4,100	$406,585
Timothy L. Doane Former President and Chief Executive Officer(6)	2007 2006	$ $	466,667 650,000	— —	— —	$	— 1,582,162	$	— 700,000	$20,609,810 $33,357	$21,076,477 $2,965,519
James W. George Former Executive Vice President and Chief Financial Officer(6)	2007 2006	$ $	300,000 431,167	— —	— —	$	— 1,449,173	$	— 337,500	$17,419,111 $35,072	$17,719,111 $2,252,912
Peter P. Greene Former Executive Vice President of Real Estate Acquisitions and Development(6)	2007		$255,875	$125,000	$7,495		—		—	$5,293,538	$5,681,908
Michael H. Hinderliter Former Senior Vice President of Sales(6)	2007 2006	$ $	82,500 321,250	— —	— —	$	— 1,197,729	$	— 211,250	$11,638,477 $35,999	$11,720,982 $1,766,228

(1)
Represents the value based upon the closing price on the date of grant in 2007 of shares that vested in 2007. This is also the compensation expense recognized by us in the applicable year for financial reporting purposes pursuant to the Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", or FAS 123R. No assumptions are used in this calculation.

(2)
The assumptions used to calculate the fair value of the option awards are set forth in Note 16 to the audited consolidated financial statements of TravelCenters of America, Inc. as of and for the year ended December 31, 2006, which are included in the prospectus filed by us with the SEC on June 29, 2007 pursuant to Rule 424(b)(1) promulgated under the Securities Act of 1933, as amended (File No. 333-143814). There were no forfeitures of granted options during 2006. We granted no stock options during 2007.

(3)
Amounts represent incentive bonuses earned during 2006 that were paid in 2007.

(4)
All Other Compensation for 2007 totals $67.7 million for the persons listed in the summary compensation table and includes $60.5 million paid by our predecessor in connection with its sale in the HPT Transaction for bonuses, stock option cancellation payments and debt forgiveness and our payments of $6.0 million for severance pursuant to assumed employment contracts, $1.2 million for the retention plan and $37,000 for matching contribution payments to our 401(k) plan. Also included is $10,000 for automobile allowances and $24,000 for club membership allowances; payments of these items were discontinued in 2007. All Other Compensation for 2006 totals $125,000 and includes $17,000 for matching contribution payments to our 401(k) plan, $28,000 for life insurance premiums, $17,000 for automobile allowances and $63,000 for club membership allowances.

(5)
Mr. O'Brien's stock awards include $49,980 of compensation received for services as a director and $389,740 for services as an executive officer.

(6)
Mr. Hoadley was our Executive Vice President and Chief Financial Officer from February 27, 2007 until November 26, 2007. Mr. Doane was President and Chief Executive Officer of our predecessor and us until February 27, 2007. Mr. George was Executive Vice President and Chief Financial Officer of our predecessor and us until February 27, 2007. Mr. Greene was Executive Vice President of Real Estate Acquisitions and Development of our predecessor and of us until January 25, 2008. Mr. Hinderliter served as Senior Vice President of Sales of our predecessor and us until March 31, 2007.

GRANTS OF PLAN BASED AWARDS FOR 2007
(Shares granted in 2007, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Thomas M. O'Brien	8/20/07	1,500 Common Shares(3)	$49,980
Thomas M. O'Brien	11/26/07	200,000 Common Shares(4)	$2,998,000
Thomas M. O'Brien	11/26/07	30,000 Common Shares	$449,700
Andrew J. Rebholz	11/26/07	5,000 Common Shares	$74,950
Larry W. Dockray	11/26/07	7,500 Common Shares	$112,425
Joseph A. Szima	11/26/07	5,000 Common Shares	$74,950
John R. Hoadley	11/26/07	7,500 Common Shares	$112,425
Peter P. Greene	11/26/07	2,500 Common Shares(5)	$37,475
Timothy L. Doane	—	—	$—
James W. George	—	—	$—
Michael H. Hinderliter	—	—	$—

(1)
Unless noted otherwise below, incentive share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. At our option, in the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of Reit Management or any company which Reit Management manages during the vesting period, the recipient shall forfeit all or a portion of the shares which have not yet vested.

(2)
Represents the value based upon the closing price of our shares on the grant date, which is also the grant date fair value under FAS 123R. No assumptions are used in this calculation.

(3)
Shares granted in Mr. O'Brien's capacity as a director vested fully on the grant date.

(4)
This incentive share award provides that one tenth of the award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

(5)
Mr. Greene forfeited 2,000 of these shares in connection with his separation from us in 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2007
(Shares granted in 2007, which have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas M. O'Brien	2007	24,000 Common Shares	$300,000
Thomas M. O'Brien	2007	180,000 Common Shares(3)	$2,250,000
Andrew J. Rebholz	2007	4,000 Common Shares	$50,000
Larry W. Dockray	2007	6,000 Common Shares	$75,000
Joseph A. Szima	2007	4,000 Common Shares	$50,000
John R. Hoadley	2007	6,000 Common Shares	$75,000
Peter P. Greene	2007	2,000 Common Shares(4)	$25,000
Timothy L. Doane	—	—	$—
James W. George	—	—	$—
Michael H. Hinderliter	—	—	$—

(1)
Unless noted otherwise below, incentive share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. At our option, in the event a recipient granted an incentive share award ceases to perform duties for us or ceases to be an officer or an employee of Reit Management or any company which Reit Management manages during the vesting period, the recipient shall forfeit all or a portion of the shares which have not yet vested.

(2)
Represents the value based upon the final 2007 closing price of our shares, which was $12.50 on December 31, 2007.

(3)
This incentive share award provides that one tenth of the award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

(4)
Mr. Greene forfeited these shares in connection with his separation from us in 2008.

OPTION EXERCISES AND STOCK VESTED FOR 2007
(Share grants which vested in 2007)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas M. O'Brien	27,500	$439,720
Andrew J. Rebholz	1,000	$14,990
Larry W. Dockray	1,500	$22,485
Joseph A. Szima	1,000	$14,990
John R. Hoadley	1,500	$22,485
Peter P. Greene	500	$7,495
Timothy L. Doane	—	$—
James W. George	—	$—
Michael H. Hinderliter	—	$—

(1)
Represents the value based upon the closing price of our shares on the 2007 dates of vesting of grants made in 2007.

DIRECTOR COMPENSATION FOR 2007
(2007 compensation; all share grants to Directors vest at the time of grant)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Total ($)
Barbara D. Gilmore	$39,500	$49,980		$89,480
Arthur G. Koumantzelis	$44,500	$49,980		$94,480
Patrick F. Donelan	$39,000	$49,980		$88,980
Barry M. Portnoy	—	$49,980		$49,980
Thomas M. O'Brien	—	$49,980	(2)	$49,980

(1)
Represents the value based upon the closing price of our shares on the grant date.

(2)
Since he is our Chief Executive Officer, the value of Mr. O'Brien's director share award is also included in the summary compensation table.

        Each Independent Director receives an annual fee of $25,000 for services as a director, plus a fee of $500 for each meeting attended. Up to two $500 fees are paid if a board meeting and one or more board committee meetings are held on the same date. The Chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $7,500, $2,500 and $2,500, respectively, each year. In addition, each director received a grant of 1,500 of our common shares in 2007. We generally reimburse all our directors for travel expenses incurred in connection with their duties as directors.

        Our board believes it is important to align the interests of directors with those of our shareholders and for directors to hold equity ownership positions in us. Accordingly, our board believes that a portion of each director's compensation should be paid in shares. In determining the amount and composition of such compensation, our board considers the total compensation of our directors and directors of other comparable enterprises, both with respect to size and industry.

        In 2007 our board reviewed the compensation paid to our directors and determined both the amount of such compensation and the allocation of such compensation between equity based awards and cash. Our Managing Directors do not receive any compensation for their services as directors, other than common share grants. Mr. O'Brien receives compensation for services as our President and Chief Executive Officer.

COMPENSATION COMMITTEE REPORT

        The undersigned members of our Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, our Compensation Committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2007.

COMPENSATION COMMITTEE Barbara D. Gilmore, Chair Patrick F. Donelan Arthur G. Koumantzelis

AUDIT COMMITTEE REPORT

        In the course of our oversight of the company's financial reporting process, we have: (i) reviewed and discussed with management the audited financial statements for the year ended December 31, 2007; (ii) discussed with Ernst & Young LLP, the company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; (iii) received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; (iv) discussed with the independent registered public accounting firm its independence; and (v) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

AUDIT COMMITTEE Arthur G. Koumantzelis, Chair Patrick F. Donelan Barbara D. Gilmore

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated, the information set forth below is as of April 1, 2008. The following table sets forth information regarding the beneficial ownership of our common shares by (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common shares, (2) each of our directors and the persons listed in the summary compensation table found elsewhere in this proxy statement, and (3) our directors and executive officers as a group (not including any fractional shares which may be beneficially owned by an executive officer or director). Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our common shares shown to be beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below.

Name and address of beneficial owner(1)	Amount and nature of beneficial ownership(2)	Percent of share class(2)
Beneficial Owners of More Than 5% of our Common Shares
Nader Tavakoli and related entities(3)	1,376,277	9.50%
River Road Asset Management, LLC(4)	1,237,855	8.54%
Morgan Stanley entities(5)	1,190,443	8.22%
Spencer Capital Management, LLC and Kenneth H. Shubin Stein(6)	1,142,189	7.88%
Contrarian Capital Management, L.L.C.(7)	1,031,969	7.12%
Directors and Executive Officers
Thomas M. O'Brien	255,190	1.76%
Barry M. Portnoy(8)	23,910	*
John R. Hoadley	7,760	*
Larry W. Dockray	7,500	*
Andrew J. Rebholz	5,000	*
Joseph A. Szima	5,000	*
Arthur G. Koumantzelis	2,061	*
Patrick F. Donelan	1,500	*
Barbara D. Gilmore	1,500	*
Peter P. Greene**	500	*
Timothy L. Doane***	0	*
James W. George****	0	*
Michael H. Hinderliter*****	0	*
All directors and executive officers as a group (12 persons)	324,936	2.24%

*    Less than 1%.

**    Our former Executive Vice President of Real Estate Acquisitions and Development. Mr. Greene separated from us on January 25, 2008.

***    Our former President and Chief Executive Officer. Mr. Doane resigned on February 27, 2007.

****    Our former Executive Vice President, Chief Financial Officer and Secretary. Mr. George resigned on February 27, 2007.

*****    Our former Senior Vice President of Sales. Mr. Hinderliter resigned on March 31, 2007.

(1)
Unless otherwise indicated, the address of each identified person or entity is: c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

(2)
Our limited liability company agreement and other agreements to which we are a party place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class or series of our shares. The percentages indicated are based upon the number of shares shown divided by the 14,489,265 of our common shares outstanding as of April 1, 2008.

(3)
This information is as of April 10, 2008, and is based solely on a Schedule 13G filed with the SEC on April 11, 2008, by Nader Tavakoli and EagleRock Capital Management, LLC. Based on the information provided in that Schedule 13G, the address of Nader Tavakoli and EagleRock Capital Management, LLC is 24 West 40th St., 10th Floor, New York, New York 10018. In that Schedule 13G, EagleRock Capital Management, LLC reported that it beneficially owns and has sole voting and dispositive power over 892,195 shares. In addition, in that same Schedule 13G, Nader Tavakoli reported that he beneficially owns and has sole voting and dispositive power over 1,376,277 shares, including the 892,195 shares reported as beneficially owned by EagleRock Capital Management, LLC on account of Mr. Tavakoli being the manager of that entity and 484,032 shares reported in that Schedule 13G as being held by Mountain Special Situations Fund, LLC of which Mr. Tavakoli is the sole member and manager, as reported in that Schedule 13G. In that Schedule 13G, Mr. Tavakoli reported beneficial ownership of 1,376,277 shares, but the sum of the shares listed in that Schedule 13G total 1,376,227 shares, 50 fewer than the total number of shares reported as beneficially owned by Mr. Tavakoli in that Schedule 13G.

(4)
This information is as of December 31, 2007, and is based solely on a Schedule 13G filed with the SEC on February 13, 2008, by River Road Asset Management, LLC. Based on the information provided in that Schedule 13G, the address of River Road Asset Management, LLC is 462 S. 4th St., Ste 1600, Louisville, Kentucky 40202. Based solely upon the information in that Schedule 13G, River Road Asset Management, LLC beneficially owns and has sole dispositive power over 1,237,855 shares. Of these shares, River Road Asset Management, LLC has sole voting power over 927,625 shares.

(5)
This information is as of December 31, 2007, and is based solely on a Schedule 13G filed with the SEC on February 14, 2008, by Morgan Stanley and Morgan Stanley Capital Services Inc. and on a Schedule 13F filed with the SEC on February 15, 2008, by Morgan Stanley with respect to itself and others, including Morgan Stanley Capital Services Inc. Based on the information provided in that Schedule 13G, the address of Morgan Stanley and Morgan Stanley Capital Services Inc. is 1585 Broadway, New York, New York 10036. In that Schedule 13G, Morgan Stanley reported that it beneficially owns and has sole dispositive power over 1,183,268 shares, of which it has sole voting power over 1,182,803 shares and shared voting power over 465 shares. In addition, in that same Schedule 13G, Morgan Stanley Capital Services Inc. reported that it beneficially owns and has sole voting and dispositive power over 969,902 shares. Based upon the information in that Schedule 13F, Morgan Stanley includes in its total reported ownership of 1,183,268 shares, the shares that were separately reported as owned by Morgan Stanley Capital Services Inc. in that Schedule 13G. Further, the information provided in that Schedule 13F indicates that Morgan Stanley beneficially owns an additional 7,175 shares that were not reported in that Schedule 13G.

(6)
This information is as of February 13, 2008, and is based solely on a Schedule 13G/A filed with the SEC on February 27, 2008, by Spencer Capital Management, LLC and Kenneth H. Shubin Stein. Based on the information provided in that Schedule 13G/A, the address of Spencer Capital Management, LLC and Kenneth H. Shubin Stein is 1995 Broadway, Suite 1801, New York, New York 10023. Based solely upon the information in that Schedule 13G/A, Spencer Capital Management, LLC and Kenneth H. Shubin Stein have shared voting and dispositive power over 1,142,189 shares.

(7)
This information is as of December 31, 2007, and is based solely on a Schedule 13G/A filed with the SEC on February 1, 2008, by Contrarian Capital Management, L.L.C. and Contrarian Equity Fund, L.P. and on a Schedule 13F filed with the SEC on February 14, 2008, by Contrarian Capital Management, L.L.C. with respect to itself and Contrarian Equity Fund, L.P. Based on the information provided in that Schedule 13G/A, the address of Contrarian Capital Management, L.L.C. and Contrarian Equity Fund, L.P. is 411 West Putnam Avenue, Suite 225, Greenwich, Connecticut 06830. Based solely upon the information in that Schedule 13G/A, Contrarian Capital Management, L.L.C. beneficially owns 1,031,969 shares. Of these shares, Contrarian Capital Management, L.L.C. has sole voting and sole dispositive power over 431,485 shares and shared voting and shared dispositive power over 600,484 shares. Based solely upon the information in that Schedule 13G/A, Contrarian Equity Fund, L.P. beneficially owns and has shared voting and shared dispositive power over 600,484 shares. Based upon the information in that Schedule 13F,

  Contrarian Capital Management, L.L.C. includes in its total reported ownership of 1,031,969 shares, the shares that were reported as owned by Contrarian Equity Fund, L.P. in that Schedule 13G/A.

(8)
Includes 16,314 common shares owned by a corporation of which Mr. Portnoy is the sole stockholder.

        On February 7, 2008, Lazard Asset Management LLC, or Lazard, filed a Schedule 13G with the SEC in which it reported that it beneficially owns and has sole dispositive power over 722,010 of our shares and that of these shares, it has sole voting power over 663,510 of these shares. In that Schedule 13G, Lazard reported that its beneficial ownership represented 5.10% of our outstanding shares. However, based on the 14,489,265 common shares outstanding as of April 1, 2008, Lazard's beneficial ownership actually represents 4.98% of our outstanding common shares.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We were created as a 100% subsidiary of Hospitality Trust. On January 31, 2007, Hospitality Trust purchased our predecessor for approximately $1.9 billion. Simultaneously with this purchase, Hospitality Trust restructured our predecessor's business as follows: (i) Hospitality Trust retained the real estate of 146 of the 163 travel centers then operated or franchised by our predecessor and other assets; (ii) our predecessor's operating business and all its assets not retained by Hospitality Trust, plus approximately $200 million of net working capital, were contributed to us; (iii) we entered a long term lease for our predecessor's real estate retained by Hospitality Trust; and (iv) all of our shares were spun off to Hospitality Trust's shareholders on January 31, 2007 and we became a separate public company.

        One of our Independent Directors, Arthur Koumantzelis, was a trustee of Hospitality Trust at the time we were created, and one of our Managing Directors, Barry Portnoy, was a trustee of Hospitality Trust at the time we were created. Mr. Koumantzelis resigned and ceased to be a trustee of Hospitality Trust shortly before he joined our board. Mr. Portnoy remains a trustee of Hospitality Trust.

        In addition to our spin off from Hospitality Trust on January 31, 2007, we completed another transaction together with Hospitality Trust in 2007. On May 30, 2007, we purchased Petro Stopping Centers, L.P. for $63.6 million and Hospitality Trust purchased Petro Stopping Centers Holdings, L.P. for approximately $655.0 million. Simultaneously with these purchases, we leased 40 Petro travel centers from Hospitality Trust pursuant to our Petro lease.

        We have two leases with Hospitality Trust pursuant to which we lease 185 travel centers from Hospitality Trust. One lease, which we refer to as our TA lease, is for 145 travel centers we operate under the "TravelCenters of America" or "TA" brand names. The TA lease became effective on January 31, 2007. The other lease, which we refer to as our Petro lease, is for 40 travel centers we operate under the "Petro" brand name. The Petro lease became effective on May 30, 2007. The TA lease expires on December 31, 2022. The Petro lease expires on June 30, 2024, and may be extended by us for up to two additional periods of 15 years each. Both the TA lease and the Petro lease are so called "triple net" leases, which require us to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, acquiring inventories, services to customers, insurance, real estate and personal property taxes and ground lease payments, if any. The minimum rent payable by us to Hospitality Trust under the TA lease increases annually during the first six years of the lease term from $153.5 million to $175.0 million and may increase if Hospitality Trust funds or reimburses the cost in excess of $125.0 million (see below) for improvements to the leased TA travel centers. The Petro lease requires us to pay minimum annual rent of $62.2 million to Hospitality Trust. Starting in 2012 and 2013, respectively, the TA lease and Petro lease require us to pay Hospitality Trust additional rent equal to 3% of increases in nonfuel gross revenues and 0.3% of increases in gross fuel revenues at the leased travel centers over base amounts. The increases in percentage rents attributable to fuel revenues are subject to a maximum each year calculated by reference to changes in the consumer price index.

Hospitality Trust has agreed to provide up to $25.0 million of funding annually for the first five years of the TA lease for certain improvements to the leased properties. This funding is cumulative, meaning if some portion of the $25.0 million is not spent in one year it may be drawn by us from Hospitality Trust in subsequent years; provided, however, none of the $125.0 million of funding is available to be drawn after December 31, 2015. All improvements purchased with this funding are owned by Hospitality Trust. There will be no adjustment in our rent as these amounts are funded by Hospitality Trust. We may request that Hospitality Trust fund approved amounts for renovations, improvements and equipment at the leased travel centers, in addition to the $125.0 million described above, in return for minimum annual rent increases according to a formula: the minimum rent per year will be increased by an amount equal to the amount funded by Hospitality Trust times the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%. We also are required to generally indemnify Hospitality Trust for certain environmental matters and for liabilities which arise during the terms of the leases from ownership or operation of the leased travel centers. During 2007, we paid cash rent of $177.1 million under our leases with Hospitality Trust, we received $25.0 million of cash tenant allowance payments from Hospitality Trust and we sold $1.4 million of leasehold improvements to Hospitality Trust for increased rent of $122,000 annually. At December 31, 2007, other current liabilities on our consolidated balance sheet included $18.0 million for accrued rent due to Hospitality Trust. U.S. generally accepted accounting principles provide for complex accounting treatment for our two leases with Hospitality Trust, which has various impacts on our financial statements. For a further description of our accounting for our leases with Hospitality Trust, see our audited 2007 financial statements and the notes accompanying those financial statements which are included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2007.

        At the time we became a separate publicly owned company as a result of the distribution of our shares to Hospitality Trust's shareholders, we entered a management and shared services agreement with Reit Management. Reit Management also provides management services to Hospitality Trust. One of our Managing Directors, Barry Portnoy, is the chairman and majority owner of Reit Management. Mr. O'Brien, our other Managing Director and our President and Chief Executive Officer, Mr. Rebholz, our Executive Vice President, Treasurer and Chief Financial Officer, and Mr. Hoadley, our Executive Vice President, are each a Senior Vice President of Reit Management. Mr. Portnoy devotes the majority of his time to Reit Management; Messrs. O'Brien, Rebholz and Hoadley devote the majority of their time to our business, but may devote some business time to Reit Management. Reit Management has approximately 500 employees and provides management services to other publicly owned companies in addition to us and Hospitality Trust, and an affiliate of Reit Management is a registered investment advisor which manages eight mutual funds. Pursuant to this agreement, Reit Management oversees and assists us with various aspects of our business, which may include, but are not limited to, compliance with various laws and rules applicable to our status as a publicly owned company, maintenance of our travel centers, site selection for properties on which new travel centers may be developed, identification of, and purchase negotiation for, travel centers and travel center companies, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of our daily business activities, including legal and tax matters, human resources, insurance programs, management information systems and the like. Under our management and shared services agreement, we pay Reit Management an annual fee equal to 0.6% of the sum of our gross fuel margin (which is our fuel sales revenues less our cost of fuel purchased) plus our total non-fuel revenues. The fee is payable monthly based on the prior month's margins and revenues. During 2007, this fee totaled $7.1 million. In addition, Reit Management provides internal audit services to us in return for our pro rata share of the total internal audit costs incurred by Reit Management for us and other publicly owned companies managed by Reit Management and its affiliates, which amounts are subject to determination by our Compensation Committee. In 2007, the total amount we paid Reit Management for internal audit services was $113,000.

        The terms of our agreements with Hospitality Trust and Reit Management require that we afford Hospitality Trust a right of first refusal to purchase, lease, mortgage or otherwise finance any interest we own in a travel center before we sell, lease, mortgage or otherwise finance that travel center with another party, and that we afford Hospitality Trust and any other company managed by Reit Management a right of first refusal to acquire or finance any real estate of the types in which they invest before we do. We also agreed under these agreements to not permit: the acquisition by any person or group of beneficial ownership of 9.8% or more of the voting shares or the power to direct the management and policies of us or any of our subsidiary tenants or guarantors under our leases with Hospitality Trust; the sale of a material part of the assets of us or any such tenant or guarantor; or the cessation of certain continuing directors constituting a majority of the board of directors of us or any such tenant or guarantor.

        The foregoing descriptions of our agreements with Hospitality Trust and Reit Management are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of those agreements is included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2007. In addition, copies of those agreements are filed with the SEC and may be obtained from the SEC's website at www.sec.gov.

        We believe that our agreements with Hospitality Trust and Reit Management are on commercially reasonable terms which are beneficial to us. Nonetheless, because of our various relationships with Hospitality Trust and Reit Management it is possible that some investors may assert that we might have obtained more favorable terms but for these relationships. In fact, a purported shareholder derivative action has been commenced against us, our directors, Hospitality Trust and Reit Management which alleges, among other matters, that the rent we agreed to pay in the Petro transaction described above is too high. The terms of our limited liability company agreement and of our agreements with Hospitality Trust and Reit Management may require that we indemnify our directors, Hospitality Trust and Reit Management for liabilities, costs and expenses incurred by them in connection with this litigation. This litigation is in the early stages and we believe the allegations are without merit.

        We have adopted written Governance Guidelines which address, among other things, the considerations and approvals of any related person transaction between us and any related party, including Hospitality Trust and Reit Management. We have not and shall not enter into any transaction in which any director or executive officer or any member of the immediate family of any director or executive officer, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our board and our board authorizes, approves or ratifies the transaction by the affirmative vote of a majority of our disinterested directors, even if our disinterested directors constitute less than a quorum. All related person transactions described above were reviewed, approved or ratified by a majority of the disinterested directors.

        Prior to 2006, certain members of our predecessor's senior management purchased shares of our predecessor's common stock. As a result of such purchases, our predecessor had notes and related interest receivable from the management shareholders totaling $1.7 million at December 31, 2006. These notes and the related interest receivable were cancelled in January 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of our Compensation Committee members is or has been an officer or employee of ours, any of our subsidiaries or Reit Management or any of its affiliates.

        Until January 11, 2007, Mr. Koumantzelis was a trustee and a member of the compensation committee of Hospitality Trust, which is our primary landlord. Members of our Compensation Committee serve as trustees or directors and compensation committee members of other public companies managed by or affiliated with Reit Management. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity which has an executive officer who serves on our board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and AMEX. Our executive officers and directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of these reports furnished or written representations that no such reports were required, we believe that, during 2007, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities were timely met.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        On March 26, 2007, our Audit Committee approved the dismissal of PricewaterhouseCoopers LLP as our independent registered public accounting firm, as of that date. In connection with the acquisition and restructuring of our predecessor, we engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm. The report of PricewaterhouseCoopers LLP on our consolidated balance sheet as of December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle. PricewaterhouseCoopers LLP had been the independent registered public accounting firm for our predecessor for the years ended December 31, 2006 and 2005. The reports of PricewaterhouseCoopers LLP on our predecessor's consolidated financial statements as of and for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2006 and 2005 and through March 26, 2007, neither we nor our predecessor had any disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreement in connection with its reports on our or our predecessor's financial statements for such years. During the fiscal years ended December 31, 2006 and 2005 and through March 26, 2007, there were no reportable events related to us or our predecessor as defined in Item 304(a)(1)(v) of Regulation S-K, except for a material weakness related to our predecessor's accounting for stock based compensation expense as of September 30, 2006, that was discussed in the Risk Factors section of our Registration Statement on Form S-1 of the Company filed with the SEC on January 26, 2007. The management of our predecessor believed that it remediated this material weakness as of December 31, 2006. The foregoing disclosure was previously provided in a Form 8-K we filed with the SEC on March 30, 2007. At that time, PricewaterhouseCoopers LLP furnished us with a letter dated March 30, 2007, addressed to the SEC stating that it agreed with the statements made by us in that Form 8-K. A copy of that PricewaterhouseCoopers LLP letter was attached to that Form 8-K as Exhibit 16.1.

        On March 26, 2007, our Audit Committee voted to appoint Ernst & Young LLP as our new independent registered public accounting firm for the fiscal year ending December 31, 2007. During the fiscal years ended December 31, 2006 and 2005 and through March 26, 2007, we did not consult with Ernst & Young LLP regarding either (1) the application of accounting principles to any specific completed or proposed transaction, (2) the type of audit opinion that might be rendered on our financial statements or (3) any matters or reportable events as set forth in Item 304(a)(1)(iv) and (v) of Regulation S-K. The foregoing disclosure was previously provided in a Form 8-K we filed with the SEC on March 30, 2007.

        A representative of Ernst & Young LLP is expected to be present at the meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at the meeting.

        The fees for services provided by PricewaterhouseCoopers LLP to our predecessor for the 2006 fiscal year (each of our, and our predecessor's, fiscal year being a calendar year) and provided by PricewaterhouseCoopers LLP to our predecessor and us and provided by Ernst & Young LLP to us for the 2007 fiscal year that we have paid were as follows:

	2006(1)	2007(1)	2007(2)
Audit fees	$528,000	$220,352	$1,055,313
Audit related fees	1,552,143	—	—
Tax fees	8,876	173,118	—
All other fees	—	—	—

Total fees	$2,089,019	$393,470	$1,055,313

(1)
Fees for services provided to our predecessor and us by PricewaterhouseCoopers LLP.

(2)
Fees for services provided to us by Ernst & Young LLP. This amount is based on the fees estimate previously provided by Ernst & Young LLP to and accepted by us for services provided to us by Ernst & Young LLP in connection with the audit of our 2007 financial statements. The final fees amount for the rendering of those services by Ernst & Young LLP may be more than the amount reflected in the table.

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been pre-approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved or pre-approved. In certain circumstances, our management is required to notify our Audit Committee when pre-approved services are undertaken and the committee or its Chairperson may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or AMEX rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        Because our Audit Committee was not formed until January 2007 and the acquisition of our predecessor by Hospitality Trust was not completed until January 31, 2007, our Audit Committee did not approve the engagement of PricewaterhouseCoopers LLP to perform the services provided to our predecessor summarized in the table above for 2006. The fees described in the table above for 2006 were approved by our predecessor.

        Audit related fees for 2006 related to services provided in connection with the filing of our registration statement, consultations regarding the accounting for the Hospitality Trust lease and certain procedures performed as our predecessor marketed itself for sale. The aggregate amount of fees billed with respect to the registration statement and the lease accounting consultation of $1,540,143 was billed to and originally paid by our predecessor, but was the responsibility of Hospitality Trust pursuant to the merger agreement. Tax fees for 2006 were for services provided with respect to preparing Canadian tax returns. Tax fees for 2007 were for tax compliance and tax planning services provided by PricewaterhouseCoopers LLP with respect to our predecessor.

        All services in 2007 for which we engaged our independent registered public accounting firm were approved by our Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2007 are set forth above.

        Ernst & Young LLP has been engaged to perform quarterly reviews for our first three quarterly periods in 2008. Our Audit Committee expects to appoint our independent registered public accounting firm for 2008 later this year after it has considered relevant factors.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you call or write to us at the following address or telephone number: Investor Relations, TravelCenters of America LLC, 400 Centre Street, Newton, MA 02458, telephone (617) 332-3990. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, our board knows of no other matters which are to be brought before the meeting. However, if other matters properly come before the meeting or any postponement or adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the proxy, the persons named on the proxy will vote the proxy in accordance with their discretion on those matters.

                      By order of the Board,

                      Jennifer B. Clark, Secretary

Westlake, Ohio
April 23, 2008

IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail; alternatively, please request, complete and return a proxy card, today. If your shares are held in "street name", you should provide instructions to your broker, bank, nominee or the other institution holding your shares on how to vote your shares. You may provide instructions to your broker, bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

        If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 800-5182

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 12, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

24601 CENTER RIDGE ROAD
WESTLAKE, OHIO 44145	ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS

If you would like to reduce the costs incurred by TravelCenters of America LLC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 12, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postagepaid envelope we have provided or return it to TravelCenters of America LLC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:			TRVCN1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRAVELCENTERS OF AMERICA LLC

The Board of Directors Recommends a Vote FOR
Proposals 1 and 2.

1.	To elect one Group I Independent Director to our board.	For	Withhold

Nominee:

	01) Arthur G. Koumantzelis	☐	☐

2.	To elect one Group I Managing Director to our board.	For	Withhold

Nominee:

	02) Barry M. Portnoy	☐	☐

3.	In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTORS IN PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

NOTE: Please sign exactly as your name(s) appears(s) on

the proxy. If held in joint tenancy, all persons should sign.

When signing as attorney, executor, administrator, or other

fiduciary, please give full title as such. If a corporation,

please sign in full corporate name, by authorized officer

indicating title. If a partnership, please sign in partnership name by authorized person indicating title.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

TravelCenters of America LLC
ANNUAL MEETING OF SHAREHOLDERS
Friday, June 13, 2008
9:30 a.m.
Sheraton Newton Hotel
320 Washington Street
Newton, Massachusetts

TravelCenters of America LLC 24601 Center Ridge Road Westlake, Ohio 44145	Proxy

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the TravelCenters of America LLC Annual Meeting of Shareholders, including our annual report and the proxy statement, are available over the internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRAVELCENTERS OF AMERICA LLC

The undersigned shareholder of TravelCenters of America LLC, a Delaware limited liability company, or the company, hereby appoints Barry M. Portnoy, Thomas M. O’Brien and Jennifer B. Clark, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the company to be held at the Sheraton Newton Hotel, 320 Washington Street, Newton, Massachusetts, on Friday, June 13, 2008, at 9:30 a.m. Eastern Daylight Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE NOMINEES FOR DIRECTORS IN PROPOSALS 1 AND 2. ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

See reverse for voting instructions.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2008
INTRODUCTION
PROPOSALS 1 AND 2 ELECTION OF DIRECTORS
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS
BOARD COMMITTEES
COMMUNICATIONS WITH DIRECTORS
SELECTION OF CANDIDATES FOR DIRECTORS; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS FOR 2007
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2007
OPTION EXERCISES AND STOCK VESTED FOR 2007
DIRECTOR COMPENSATION FOR 2007
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT